Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated April 1, 2019, relating to the consolidated financial statements of Tenax Therapeutics, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
August 30, 2019